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      Heller Financial Announces Purchase Agreement to Acquire Information
      Technology Leasing Assets from Dana Corporation's Leasing Operation


  (Chicago, IL, October 13, 1998) -- Heller Financial, Inc. (NYSE: HF) today announced it has signed a purchase agreement to acquire approximately $700 million in assets associated with the US and international information technology leasing business of Dana Corporation (NYSE: DCN). Part of Dana Commercial Credit Corporation, this business group specializes in providing customized leasing and financing programs for information technology and office automation equipment for manufacturers, distributors and franchisors, including Apple Computer (US, UK, Canada, Switzerland and Germany), Avnet (US), Ingram Micro (Germany), MicroAge, Inc. (US), Mitsubishi Electric PC Division (UK and Germany) and Pinacor (US). Terms of the agreement were not disclosed. Closing is expected to occur during the fourth quarter of 1998, following approval by US and foreign agencies.

  "We're pleased to be adding to Heller's product and market expertise from an industry leader of the stature of Dana Commercial Credit, the only leasing company ever to be awarded a Malcolm Baldrige National Quality Award," said Richard J. Almeida, Heller's Chairman and Chief Executive Officer. "When completed, this purchase of assets will help Heller build scale both domestically and internationally in this high growth market sector. It also will provide us with a new platform to support small-ticket leasing activities and enhance our ability to cross-sell products to our existing customer base. DCC's complementary assets will not only add to Heller's more than $3 billion of existing leasing assets, but the transaction also immediately positions us to be a leading provider of global vendor finance programs, significantly expanding our vendor leasing capabilities in the United Kingdom, Germany, France, Switzerland and Canada."

  "As a relatively new publicly-held company with aggressive long-term goals, we believe this transaction underscores Heller's commitment to growth in our core businesses," added Almeida. "Financially, we expect this transaction to be accretive to earnings in 1999 and a source of strong revenue growth in the future."

  "The group's position as a leader in the technology leasing market should only be enhanced by Heller Financial's global capabilities, complementary product offerings and strong commitment to growth," said Edward Shultz, Chairman and Chief Executive Officer of DCC.

  One of seven Dana Corporation strategic business units, DCC provides leasing and financing services to a broad range of business customers in selected markets. As one of North America's top leasing companies, DCC has assets owned and under management totaling $4.5 billion in original asset value. Dana Corporation, a leading global supplier of vehicular components and systems, had 1997 pro forma sales of $11.9 billion.

  Heller Financial, Inc., a worldwide commercial finance company with lending assets of nearly $13 billion, went public in May of 1998 in what was one of the largest IPO's over the past two years. Heller provides its middle-market and small business clients with equipment financing and leasing, factoring and working capital loans, collateral-based financing, cash flow financing, real estate financing and small business

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lending. The Company also operates through joint venture and wholly-owned companies located in 19 countries in Europe, Asia, Australia and Latin America. These companies specialize in factoring, collateral-based financing, acquisition financing, leasing, vendor financing and trade finance.

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